Filed Pursuant to Rule 433
Registration No. 333-159085
March 21, 2012

CAPITAL ONE FINANCIAL CORPORATION

$1,250,000,000 2.150% SENIOR NOTES DUE March 23, 2015

Summary of Terms for Issuance

Issuer:	Capital One Financial Corporation

Security:	2.150% Senior Notes due March 23, 2015

Principal Amount:	US$ 1,250,000,000

Net Proceeds to Issuer:	US$ 1,245,825,000

Ranking:	Senior Unsecured

Expected Security Ratings:*	Baa1 / BBB / A- (Moody’s / S&P / Fitch)

Trade Date:	March 21, 2012

Settlement Date:	March 23, 2012 (T+2)

Maturity Date:	March 23, 2015

Coupon:	2.150% per annum

Reference Benchmark:	0.375% UST due March 15, 2015

Reference Benchmark Yield:	0.579%

Spread to Benchmark:	+ 160 bps

Re-offer Yield:	2.179%

Price to Public:	99.916% of principal amount

Interest Payment Dates:	Semi-annually in arrears on March 23 and September 23 of each year, commencing on September 23, 2012 to and including the maturity date.

CUSIP/ISIN:	14040HAZ8/US14040HAZ82

Joint Book-Running Managers:	Deutsche Bank Securities Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC

Co-Managers:	RBS Securities Inc. Samuel A. Ramirez & Company, Inc. The Williams Capital Group, L.P.

*Note:    A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Capital One Financial Corporation has filed a registration statement (including a prospectus and preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read each of these documents and the other documents filed with the SEC and incorporated by reference in such documents for more complete information about Capital One Financial Corporation and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may obtain a copy of these documents by calling Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, J.P. Morgan Securities LLC at 1-212-834-4533 or Wells Fargo Securities, LLC toll-free at 1-800-326-5897.

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